CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 26, 2008, relating to the financial statements of Tamarack Large Cap Growth Fund, Tamarack Mid Cap Growth Fund, Tamarack SMID Cap Growth Fund, Tamarack Enterprise Fund, Tamarack Small Cap Core Fund, Tamarack Value Fund, and Tamarack Microcap Value Fund, seven of the portfolios constituting the Tamarack Funds Trust, appearing in the Annual Report on Form N-CSR of the Tamarack Funds Trust for the year ended September 30, 2008, and to the reference to us under the heading “Experts” in the Proxy Statement and Prospectus, which is part of such  Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois
January 14, 2009